THE SOMERSET GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
	                                                      	Three Months Ended
	                                                          	March 31,
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

                                                        	1999   	   	1998
Cash flows from operating activities:
  Net income	                                      $1,291,000  		$1,012,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization	                     72,000      		66,000
    Deferred income taxes	                            237,000     		180,000
    Equity in earnings of First Indiana Corp	      (1,006,000)   		(950,000)
    Dividends received from First Indiana Corp	       359,000     		326,000
    Changes in operating assets and liabilities:
      Trade accounts, notes, and receivables 	     (1,501,000)   		(816,000)
      Prepaid expenses                               	(37,000)    		(54,000)
      Accounts payable and accrued expenses	          417,000      		53,000
      Accrued income taxes                           	432,000      	437,000
                                                      -------       -------
Net cash provided by operating activities	            264,000     		254,000
                                                      -------       -------
Cash flows from investing activities:
  Purchase of office furniture and equipment	        (199,000)     	(40,000)
  Cumulative effect of change in accounting
    principal	                                        188,000  		      ---
  Decrease (increase) in other assets	                (13,000)     	 62,000
  Decrease in short-term investments	                 786,000     		597,000
                                                      -------       -------
Net cash provided by investing activities	            762,000     		619,000
                                                      -------       -------

Cash flows from financing activities:
  Principal payments on note payable, bank               ---     		(459,000)
  Principal payments on long-term borrowings	            ---	      	(43,000)
  Reissuance of treasury shares	                       25,000       		9,000
  Purchase of treasury shares	                       (677,000) 		      ---
  Cash dividends paid	                               (288,000)    	(261,000)
                                                      -------       -------
Net cash used by financing activities	               (940,000)   		(754,000)
                                                      -------       -------

Increase in cash and cash equivalents	                 86,000     		119,000

Cash and cash equivalents at beginning
  of period	                                          526,000     		600,000
                                                      -------       -------

Cash and cash equivalents at end
  of period	                                         $612,000    		$719,000
                                                      =======       =======

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                                    -4-

See accompanying Notes to Condensed Consolidated Financial Statements.